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Exhibit 99.1

Contact:	John B. Kelso, Director of Investor Relations (303) 298-8100

EVERGREEN POSTS RECORD FIRST QUARTER
EARNINGS OF $16.9 MILLION

        Denver, Colorado, April 28, 2003 … EVERGREEN RESOURCES, INC. (NYSE: "EVG") today reported record quarterly earnings of $16.9 million or 86 cents per diluted share, more than seven times greater than the $2.4 million or 12 cents per diluted share in the first quarter of 2002. First quarter 2003 net income included an adjustment for the cumulative effect of a change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143 for asset retirement obligations, which resulted in a non-cash, after-tax expense of $713,000 or 4 cents per diluted share. Excluding the cumulative effect of the change in accounting principle, Evergreen's first quarter net income would have been $17.7 million or 90 cents per diluted share.

        The increase in net income over the first quarter of 2002 was due to higher natural gas prices and increases in production. Natural gas revenues in 2003's first quarter totaled $49.0 million, up 143% over $20.2 million in the first quarter of 2002. First quarter cash flows from operations (before changes in operating assets and liabilities) totaled $33.5 million or $1.70 per diluted share versus $8.5 million or 44 cents per diluted share in the first quarter of 2002.

        Net gas sales in the first quarter increased to a record 116.8 million cubic feet (MMcf) per day or a total of 10.5 billion cubic feet (Bcf), up 19% from a daily average of 98.1 MMcf or a total of 8.8 Bcf in the corresponding 2002 period.

        First quarter average net gas sales were up from the fourth quarter 2002 average of 113.8 MMcf per day. The sequential increase in gas sales was entirely the result of drilling, field operations and enhancements to the gas collection infrastructure. Evergreen's average daily net sales have now increased for 32 consecutive quarters.

        Evergreen had 876 net wells producing natural gas as of March 31, 2003. At the end of last year's first quarter, the company had 713 net wells producing gas. Evergreen drilled 63 Raton Basin wells in the first quarter and plans to drill a total of 160 wells in the Raton Basin in 2003.

        Evergreen's average gas price realization of $4.66 per thousand cubic feet (Mcf) represented a 103% increase over the company's $2.29-per-Mcf average in the first quarter of 2002.

        Lease operating expenses on a per-Mcf basis in the first quarter increased 7% over the prior-year period to 45 cents per Mcf from 42 cents per Mcf. The increase was primarily due to weather-related workover costs for well repairs, and an increase in field personnel. Transportation costs in the first quarter averaged 32 cents per Mcf, unchanged from last year's first quarter.

        General and administrative expenses were $2.6 million in the first quarter of 2003 as compared to $2.2 million in 2002's first quarter. The increase was due primarily to salaries and related payroll costs, and office expenses. G&A costs on a per-unit-of-production basis were unchanged from last year's first quarter at 25 cents per Mcf.

        Interest expense was $2.2 million during the first quarter of 2003 as compared to $1.9 million in the same period of 2002. On a per-unit-of-production basis, interest expense fell to 21 cents per Mcf from 22 cents per Mcf in 2002's first quarter. At March 31, 2003, long-term debt totaled $239 million as compared to $198 million as of March 31, 2002.

        Depreciation, depletion and amortization expense in the first quarter dropped to 53 cents per Mcf from 54 cents per Mcf in the corresponding 2002 period.

        Capital expenditures in the first quarter of 2003 were $28.7 million. These capital costs included $11.5 million for the drilling and completion of 63 Raton Basin wells, $4.7 million for recompletions and remedial costs, and $5.4 million for the Raton Basin gas collection system. Approximately $5.8 million was used for domestic exploration projects, $0.8 million for the plugging and abandonment of international exploratory wells, and approximately $0.5 million for other costs. Evergreen recently increased its capital budget from $110 million to $275 million as a result of the Carbon Energy acquisition and other property acquisitions.

        Evergreen President and CEO Mark S. Sexton commented, "With our production levels right on track and the acquisition of Carbon Energy, we expect to grow our production by more than 25% in 2003. We are ahead of schedule with our 2003 drilling program, having already drilled 63 wells in the first quarter as part of this year's 160-well plan, and later this year we will be testing several exploration projects, each of which offers significant upside potential. The combination of our gas hedging agreements and historically high spot market gas prices will contribute to 2003 being a record year for Evergreen. In addition to the Carbon Energy transaction, we recently completed a series of property acquisitions in eastern Kansas of more than 450,000 gross acres which creates a new prospective core area for Evergreen in the Forest City Basin. We expect these acquisitions will provide Evergreen with a substantial increase in drilling locations by adding more than 1000 wells to our current Raton Basin drilling inventory of 500 to 900 wells."

Operations Update

        Evergreen recently concluded a series of property acquisitions in and around the Forest City Basin. In the fourth quarter of 2002 and through April 2003, the Company spent approximately $22 million (including 248,538 shares of Evergreen common stock valued at $11.3 million issued in April 2003) for over 450,000 gross acres. The company plans to drill and complete an estimated 25 coal bed methane wells in the fourth quarter of 2003 and anticipates production from these wells by the end of the year. Evergreen will hold a 100% working interest in these prospective coal bed methane properties. The acreage generally lies in the Forest City Basin and Cherokee Platform and also contains shallow gas potential in fractured shales and sands.

        At the close of the first quarter, Evergreen announced that the company would acquire 100% of the outstanding common stock of Carbon Energy Corporation. Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada.

        Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. Carbon's areas of operations in Canada are central Alberta and southeast Saskatchewan.

        Under the terms of the merger agreement, Carbon's shareholders will receive 0.275 shares of Evergreen common stock for each common share of Carbon. The exchange ratio was based upon the relative values of the two securities. This will require Evergreen to issue 1.86 million new shares of Evergreen common stock to Carbon's shareholders.

        The acquired Carbon properties are estimated to contain at least 88 billion cubic feet equivalent (Bcfe) of proved reserves, substantially all of which are natural gas. Carbon operates substantially all of its properties both in the United States and Canada. Net gas reserves in the United States and Canada are approximately 57 Bcf and 31 Bcf, respectively, of which 39% and 66% are classified as proved developed and the remaining amounts are classified as proved undeveloped. Independent petroleum engineering consultants Netherland Sewell & Associates, Inc. prepared the reserve estimates. Current daily net gas production is 13 MMcf. The gross acreage position is approximately 150,000 acres in the United States and 77,000 acres in Canada. In the second half of 2003, Evergreen plans to spend approximately $20 million developing the acquired properties.

Gas Marketing Update

        The following summarizes Evergreen's 2003 hedging position:

Contract Period 2003	Type of Derivative Instrument	Volume in MMBtu per day	Net Realized Price $/MMBtu
Jan 1 - Dec 31	Costless Collar	20,000	$3.26 / $5.02
Jan 1 - Dec 31	Financial Swap	10,000	$4.13
Feb 1 - Dec 31	Financial Swap	10,000	$4.21
Feb 1 - Dec 31	Financial Swap	20,000	$4.31
Feb 1 - Dec 31	Financial Swap	10,000	$4.51
Feb 1 - Dec 31	Financial Swap	10,000	$4.47
Mar 1 - Dec 31	Financial Swap	10,000	$4.68

Modeling Assumptions

        The following are the quarterly estimates for the remainder of the year ending December 31, 2003. The company has assumed for financial modeling purposes that the Carbon Energy acquisition will be completed in early July 2003 and has adjusted the financial assumptions for the third and fourth quarters to reflect the impact of the acquisition.

	Q2	Q3	Q4	Total
Raton Basin
Wells Drilled— Raton Basin— Producing	51	32	14	160
Natural gas sales (Bcf)	11.0 - 11.3	11.6 - 11.9	11.8 - 12.1	44.9 - 45.8
Average daily sales (MMcf)	120.9 - 124.2	126.1 - 129.3	128.3 - 131.5	123.0 - 125.5
Carbon Energy
Natural gas sales (Bcf)	—	1.7 - 1.9	1.8 - 2.0	3.5 - 3.9
Average daily sales (MMcf)	—	18.5 - 20.7	19.6 - 21.7	19.0 - 21.2
Per Mcf*
Lease Operating Expense	$0.38 - 0.40	$0.40 - 0.42	$0.40 - 0.42	$0.41 - 0.42
Transportation	$0.31 - 0.33	$0.31 - 0.33	$0.31 - 0.33	$0.31 - 0.33
Depletion and Amortization	$0.52 - 0.54	$0.67 - 0.69	$0.68 - 0.70	$0.61 - 0.63
General and Administrative	$0.20 - 0.22	$0.21 - 0.23	$0.21 - 0.23	$0.21 - 0.23
Interest expense	$0.19 - 0.21	$0.18 - 0.20	$0.17 - 0.19	$0.18 - 0.20
Minority Interest	$0.03 - 0.04	$0.03 - 0.04	$0.03 - 0.04	$0.03 - 0.04

*
Includes Evergreen and Carbon Energy

        Production and property taxes are estimated to be approximately 5.7% of net gas sales. The income tax rate for 2003 is estimated to be approximately 36.5% of net income before income taxes.

Capital expenditures (in millions)	$56.2	$153.0	$37.1	$275.0

Conference Call Information

        Evergreen management will comment on first quarter 2003 financial results today at 11:00 a.m. (Eastern Daylight Time). The dial-in number is (888) 452-7103 for domestic callers and (706) 643-3753 for international callers. The conference call will also be broadcast live on the Internet at www.EvergreenGas.com. A replay of the call will be available until May 12, 2003 at (800) 642-1687 or (706) 645-9291 for international callers. Enter the conference id 9822986 and state your full name and company name when prompted.

        Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen has also initiated a coal bed methane project in Alaska.

        Financial highlights follow.

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company's growth strategies; anticipated trends in the company's business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions. In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements. These and other risks and uncertainties are described in more detail in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc.—Financial Highlights
Consolidated Statements of Income
(in 000's except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Natural gas revenues	$48,974	$20,192
Interest and other	147	122

Total revenues	49,121	20,314

Expenses:
Lease operating expenses	4,717	3,685
Transportation costs	3,367	2,835
Production and property taxes	2,980	1,190
Depreciation, depletion and amortization	5,529	4,792
General and administrative expense	2,606	2,189
Interest expense	2,199	1,920
Other (income) expense	(76)	7

Total expenses	21,322	16,618

Income before income taxes and cumulative effect of change in accounting principle	27,799	3,696
Income tax provision—deferred	10,147	1,312

Net income before cumulative effect of change in accounting principle	17,652	2,384
Cumulative effect of change in accounting principle, net of tax	713	—

Net income	$16,939	$2,384

Basic income per common share:
Earnings before cumulative effect of change in accounting principle	$0.93	$0.13
Cumulative effect of change in accounting principle	(0.04)	—

	$0.89	$0.13

Diluted income per common share:
Earnings before cumulative effect of change in accounting principle	$0.90	$0.12
Cumulative effect of change in accounting principle	(0.04)	—

	$0.86	$0.12

Weighted average shares outstanding
Basic	19,059	18,863
Diluted	19,720	19,512
Natural gas sales volume (MMcf)	10,515	8,828
Average daily sales (MMcf/d)	116.8	98.1
Rate per Mcf
Average gas price	$4.66	$2.29
Lease operating expense	$0.45	$0.42
Transportation costs	$0.32	$0.32
Production and property taxes	$0.28	$0.13
Depreciation, depletion and amortization	$0.53	$0.54
General and administrative expense	$0.25	$0.25
Interest expense	$0.21	$0.22

Consolidated Balance Sheets
(in 000's)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current:
Cash and cash equivalents	$1,310	$871
Accounts receivable	34,740	17,684
Other current assets	1,651	1,384

Total current assets	37,701	19,939

Property and equipment, at cost, based on full-cost accounting for oil and gas properties	686,642	654,847
Less accumulated depreciation, depletion and amortization	80,754	74,431

Net property and equipment	605,888	580,416
Other assets	6,514	6,406

	$650,103	$606,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,905	$4,109
Amounts payable to oil and gas property owners	8,470	5,871
Production and property taxes payable	7,106	5,731
Derivative instruments	9,274	1,454
Accrued expenses and other	8,174	7,912

Total current liabilities	39,929	25,077
Note payable	139,000	136,000
Senior convertible notes	100,000	100,000
Deferred income tax liabilities	34,159	27,666
Production taxes payable and other	6,011	4,328
Asset retirement obligation	4,978	—

Total liabilities	324,077	293,071

Minority interest in subsidiary	1,292	1,262
Stockholders' equity:
Common stock, $0.01 stated value; shares authorized, 50,000; shares issued and outstanding 19,090 and 19,053	191	190
Additional paid-in capital	263,517	262,083
Retained earnings	67,410	50,471
Accumulated other comprehensive loss	(6,384)	(316)

Total stockholders' equity	324,734	312,428

	$650,103	$606,761

Consolidated Statements of Cash Flows
(in 000's except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$16,939	$2,384
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	5,529	4,792
Cumulative effect of change in accounting principle, net of tax	713	—
Non-cash compensation and other	161	57
Deferred income taxes	10,147	1,312

Cash flow from operating activities prior to changes in operating assets and liabilities	33,489	8,545
Changes in operating assets and liabilities	(13,146)	1,950

Net cash provided by operating activities	20,343	10,495

Cash flows from investing activities:
Investment in property and equipment, net	(26,681)	(28,461)
Change in other assets	(207)	—

Net cash used by investing activities	(26,888)	(28,461)

Cash flows from financing activities:
Net proceeds from notes payable	3,000	17,000
Proceeds from issuance of common stock, net	803	697
Changes in cash held from operating oil and gas properties and other	3,168	(429)

Net cash provided by financing activities	6,971	17,268

Effect of exchange rate changes on cash	13	(5)

Increase (decrease) in cash and cash equivalents	439	(703)
Cash and cash equivalents, beginning of period	871	3,024

Cash and cash equivalents, end of period	$1,310	$2,321

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EVERGREEN POSTS RECORD FIRST QUARTER EARNINGS OF $16.9 MILLION
Evergreen Resources, Inc.—Financial Highlights Consolidated Statements of Income (in 000's except per-share amounts) (unaudited)
Consolidated Balance Sheets (in 000's)
Consolidated Statements of Cash Flows (in 000's except per-share amounts) (unaudited)